Exhibit 99.3

Promissory Notes & Lock-up Letter Agreement (the “Modification Agreement”)

March 29 , 2022

Orbital Energy Group, Inc.

1924 Aldine Western Road

Houston, Texas 77038

WHEREAS, pursuant to the Membership Purchase Agreement (the “Purchase Agreement”), dated November 16, 2021, by and among Kurt A. Johnson (“Johnson”), Tidal Power Group LLC (“Tidal”) and Orbital Energy Group, Inc., a Colorado corporation (“Orbital”), Orbital purchased all of the equity interests of Front Line Power Construction, LLC, a Texas limited liability company (the “Company”) in exchange for cash, 11,622,018 shares of Orbital common stock (the “Closing Stock Consideration”), and promissory notes payable to Johnson in the original principal amount of $34,356,000.00 (the “Johnson Original Note”), payable to Tidal in the original principal amount of

$51,384,000.00 (the “Tidal Original Note”) and payable to Johnson in the original principal amount of $1,090,000.00 (the “Johnson Supplemental Note”);

WHEREAS, as of the closing of the transactions described in the Purchase Agreement, the Closing Stock Consideration had an aggregate value of $31,670,000.00 based upon the weighted average transaction price for Orbital common stock on the Nasdaq Stock Market of $2.725 per share for the 10 trading days immediately preceding the Closing;

WHEREAS, as of the closing of the transactions described in the Purchase Agreement, Orbital and Johnson executed that certain Lockup Letter Agreement dated November 17 2021 (the “Johnson Lockup Letter”) and Orbital and Tidal executed that certain Lockup Letter Agreement dated as of November 17, 2021 (the “Tidal Lockup Letter”), under which Johnson and Tidal agreed not to, directly or indirectly, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, or result in a change to any of the economic consequences of ownership, of the Closing Stock Consideration for a period of two years after the Closing (the “Restriction Period”); and

WHEREAS, Johnson and Tidal have agreed to extend the maturity date of the Johnson Original Note and the Tidal Original Note and Orbital has agreed to reduce the Restriction Period under the Tidal Lockup Letter and to issue additional Closing Stock Consideration to Johnson and Tidal in certain circumstances;

NOW, THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree to the following:

1.

Capitalized terms used but not defined in this Modification Agreement have the meanings given to such terms in the Purchase Agreement, the Johnson Original Note, the Tidal Original Note or the Tidal Lockup Letter, as applicable.

2.	Johnson agrees to extend the Maturity Date of the Johnson Original Note and Tidal agrees to extend the Maturity Date of the Tidal Original Note from May 16, 2022 to May 31, 2023.

3.	In consideration for the extension of the Maturity Date under the Johnson Original Note and the Tidal Original Note, Orbital agrees to:

(i)    pay the sum of $35,000,000 to Johnson and Tidal, to be applied as follows: (a) first, to Johnson for the payment in full of the Johnson Supplemental Note including all interest accrued thereon, (b) the balance, to Johnson and Tidal for payment of the principal of and accrued interest on the Johnson Original Note and the Tidal Original Note, pro rata based upon the original principal amount the Johnson Original Note and the Tidal Original Note and to be applied first to accrued and unpaid interest and the balance to the payment of principal;

(ii)    reduce the Restriction Period under the Tidal Lockup Letter from two years after the Closing to one year after the Closing;

(iii)    upon the expiration of the Restriction Period under the Johnson Lockup Letter to issue additional shares of Orbital common stock to Johnson as Closing Stock Consideration so that the aggregate value of the Closing Stock Consideration then owned by Johnson shall be equal to not less than

$17,635,228.00 ($4.00 x 4,408,807 shares), based upon the weighted average transaction price for Orbital common stock on the Nasdaq Stock Market for the 10 trading days immediately preceding the expiration of the Restriction Period under the Johnson Lockup Letter; and

(iv)    upon the expiration of the Restriction Period under the Tidal Lockup Letter to issue additional shares of Orbital common stock to Tidal as Closing Stock Consideration to Tidal so that the aggregate value of the Closing Stock Consideration then owned by Tidal shall be equal to not less than $28,852,844 ($4.00 x 7,213,211 shares), based upon the weighted average transaction price for Orbital common stock on the Nasdaq Stock Market for the 10 trading days immediately preceding the expiration of the Restriction Period under the Tidal Lockup Letter.

4.

Except as set forth in Section 2 and 3 of this Modification Agreement, the remaining terms, conditions, and provisions set forth in the Purchase Agreement, the Johnson Original Note, the Tidal Original Note, the Tidal Lockup Letter, and the other agreements contemplated by the Purchase Agreement shall remain the same.

5.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. No amendment or waiver of any provision of this letter agreement shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. The provisions of this letter agreement are binding solely upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereby agree to keep this Letter Agreement confidential and further agree not to share this Letter Agreement or the contents hereof with anyone other than such party’s employees, legal and financial advisors (who must keep this Letter Agreement confidential), or as permitted or required by applicable law.

[Signature Page Follows]

AGREED TO AND ACCEPTED: KURT A. JOHNSON JR.

                         /s/           Kurt A. Johnson Jr.

By:         Kurt A. Johnson Jr.

Title: Individual

TIDAL POWER GROUP LLC,

a Texas limited liability company, in its capacity as Holder.

                         /s/         Monty Janak

By:         Monty Janak

Title: Manager

ORBITAL ENERGY GROUP, INC.,

a Colorado corporation

                         /s/           William J. Clough

By:         William J. Clough

Title: Executive Chairman & CLO